Exhibit 107
Calculation of Filing Fee Tables

FORM TO-I
(Form Type)

Barings Private Credit Corporation
(Name of Issuer)

Barings Private Credit Corporation
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$55,942,577.60	(1)	0.0001102	$6,164.88	(2)
Fees Previously Paid	$0.0			$0.0
Total Transaction Valuation	$55,942,577.60	(1)
Total Fees Due for Filing				$6,164.88	(2)
Total Fees Previously Paid				$0.0
Total Fee Offsets				N/A
Net Fee Due				$6,164.88	(2)

(1) Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.001 per share, of Barings Private Credit Corporation (“Shares”), based upon the net asset value per Share as of April 30, 2023 of $20.80. This amount is based upon the offer to purchase up to 2,689,547 Shares.

(2) Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2023.